ShengdaTech, Inc. Reports 46.2% Growth in
Revenue From Continuing Operations in the
First Quarter of 2010

Gross Margin from continuing operations increased to 42.0%; Operating Margin from continuing operations rose to 35.4% -

Press Release Source: ShengdaTech, Inc. On Tuesday May 11, 2010, 6:43 am EDT

SHANGHAI, May 11 /PRNewswire-Asia-FirstCall/ -- ShengdaTech, Inc. (Nasdaq:SDTH - News) ("ShengdaTech" or "the Company"), the leading manufacturer and supplier of nano-precipitated calcium carbonate ("NPCC") in China, today reported its unaudited financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Financial Highlights From Continuing Operations

--	Net revenue from continuing operations was $30.2 million representinga 46.2% year-over-year increase;
--	Gross margin was 42.0%, up from 41.1% in 2009 first quarter;
--	Operating income increased by 55.0% year-over-year to $10.7 million,on a 35.4% operating margin;
--	Net income from continuing operations for Q1 was $6.7 million, ordiluted EPS of $0.12, as compared with $5.4 million, or diluted EPS from continuing operations of $0.09, in same quarter of 2009;
--	Cash was $117.3 million;
--	Net cash provided by operating activities rose 64.4% to $12.0 millioncompared with the first quarter last year;
--	Purchase of property, plant, and equipment was $3.9 million in thefirst quarter of 2010.

Mr. Xiangzhi Chen, ShengdaTech's Chairman and CEO commented, "We are delighted to report another strong record-breaking quarter for our NPCC business evidenced by robust top-line growth coupled with improved margins. Our investments in R&D and end-market development continue to bear fruit, as we shift our product mix to more value-added NPCC applications to meet the rising demand from high-end-product markets, where we can justify greater pricing flexibility and realize sustainable growth potential.

"As a nano-technology leader in the specialty chemical sector in China, we remain proactive in new-product development and in expanding our application base. Our engineers work closely with our customers to design solutions for them to enhance their product functionalities and reliabilities and to lower their costs as well. This is the value proposition that has successfully set us apart from other product offerings in this space. By extending our record of complete customer satisfaction into many more manufacturing sectors, we expect rapidly growing opportunities in our addressable markets for NPCC."

First Quarter 2010 Financial Results From Continuing Operations

Revenues from continuing operations in the 2010 first quarter increased 46.2% to $30.2 million from $20.7 million in the first quarter of 2009. The revenue increase was due primarily to the Company's expanded production capacity to meet the growing market demand as well as an increase in the average selling price.

During our first quarter of 2010, sales volume was 62,313 metric tons, an increase of 19,344 metric tons from the first quarter of 2009, resulting from the production capacity added in the Zibo Facility in August 2009. In addition, the average selling price for our products was $485.0 per metric ton, an increase of $4.0 per metric ton from the average selling price of $481.0 per metric ton in the first quarter last year. The increase in average selling price was due primarily to changes in our pricing strategy and in our product mix based on market demands.

For the first quarter of 2010, sales for PE (polyethylene) and latex applications increased by 18,365 and 5,296 metric tons, respectively, compared to the same quarter of 2009, due to increased sales in these applications to existing customers, as well as new customer orders. Sales for tires, PVC, paper, and ink applications decreased by 820 metric tons, 2,014 metric tons, 338 metric tons, and 1,389 metric tons, respectively, due primarily to specific customers' needs and demand and timing of their purchases.

Gross profit increased 49.6% to $12.7 million from $8.5 million in the same period of 2009. Gross margin for the quarter was 42.0% as compared with 41.1% in the same quarter of 2009. The improved gross margin was mainly attributable to higher volume sold and a slightly higher average selling price as a number of more value-added products, commanding justifiably higher prices, were shipped during this quarter.

Selling, general and administrative (SG&A) expenses amounted to $2.0 million, an increase of $0.4 million from $1.6 million in the first quarter of 2009. As a percentage of total revenues, SG&A expenses decreased to 6.6% for the first quarter of 2010 from 7.6% in the first quarter of 2009. Selling expenses were $0.5 million in the first quarter of 2010, up from $0.3 million in the same quarter of 2009. Selling expenses were 1.7% of revenue compared to 1.5% in the first quarter of 2009. General and administrative (G&A) expenses were $1.5 million in the first quarter of 2010, as compared with $1.3 million in the same quarter of 2009. G&A expenses, as a percentage of revenue, declined to 4.8% in the first quarter of 2010 from 6.1% in the first quarter of 2009. The decline was mainly attributable to stringent cost-control measures and better economies-of-scale with the rising production capacity and higher sales.

Operating income for the first quarter of 2010 was $10.7 million, up 55.0% from $6.9 million in the first quarter of 2009. Operating margin rose to 35.4%, compared with 33.4% in the first quarter of 2009. The increase in operating income and operating margin in the first quarter of 2010 was mainly due to higher sales, gross profit, and gross margin compared to the first quarter of 2009.

Interest expense, related primarily to our convertible notes, was $3.3 million for the three months ended March 31, 2010, an overall increase of $0.8 million compared to the same period in 2009. Total interest expense included $1.4 million contractual coupon interest on the convertible notes, $0.3 million amortization of debt issuance costs, and $1.6 million amortization of debt discount. The $0.8 million increase for the three months ended March 31, 2010 was mainly comprised of $0.3 million increase in the amortization of debt discount, calculated in accordance with the relevant accounting principle, as compared to the same period of last year.

The effective income tax rate decreased to 11.1% for the three-month period ended March 31, 2010 from 14.6% for the first quarter of 2009. The decrease in our effective tax rate is primarily due to a higher tax rate differential attributable to losses in the US operations for the three months ended March 31, 2010 when compared to the same period in 2009. The three months ended March 31, 2009 included the tax effect of the gain on extinguishment of debt for which no comparable current period amount exists. The decrease is partially offset by an increase in our Shandong Haize facility income tax rate to 25.0% in 2010 from 12.5% in 2009.

Net income from continuing operations in the first quarter of 2010 was $6.7 million, reflecting a 25.2% year-over-year increase from $5.4 million in the same period last year. Fully diluted earnings per share from continuing operations for the first quarter of 2010 were $0.12, compared with fully diluted earnings from continuing operations per share of $0.09 in the same quarter of 2009.

Fully diluted weighted-average shares outstanding were 54,207,633 in the first quarter of 2010, down from 67,432,169 in the same quarter last year, primarily due to the fact that the number of potential common shares related to the Company's convertible debt were anti-dilutive during the first quarter of 2010 and therefore were excluded from the diluted earnings per share computation.

As of March 31, 2010, the Company had cash of $117.3 million, compared with $116.0 million as of December 31, 2009. Days Sales Outstanding (DSO), a measure of receivables collection, for the first quarter was 61 days as compared to 60 days in the fourth quarter of 2009. We exclude cash sales in our calculation of accounts receivable turnover days. As of the end March 2010, there were no overdue accounts receivables. Total shareholders' equity rose to $177.3 million at March 31, 2010, from $170.6 million at December 31, 2009.

Net cash flow provided by operating activities for the first quarter of 2010 increased to $12.0 million from $7.3 million for the same quarter of 2009, primarily due to the increased sales. The purchase of property, plant and equipment was $3.9 million during the quarter.

Mr. Andrew Chen, Chief Financial Officer commented, "Our cost-control efforts have been successful as evidenced by the continued decline in operating expense as a percentage of net sales over the last four quarters. Combined with effective sales management and accounts receivable collections, we generated $12.0 million of net cash flow provided by operating activities during the first quarter of 2010."

Recent Developments

Since January 2010, the first phase of ShengdaTech's new NPCC facility in Zibo, Shandong Province, with an annual capacity of 60,000 metric tons, has been operating at 100% utilization rate. Certain equipment purchases for the second phase of the Zibo facility, with an annual capacity of 40,000 metric tons, were ordered in the first quarter of 2010 and production from this phase is expected to begin by the end of October 2010.

On April 16, the Company received notice from the local government it has been awarded the land use rights for approximately 335,889 square meters (approximately 83.0 acres) of land to be used in the expansion of the Chaodong plant facilities, pursuant to an August 28, 2009 Investment Agreement, for a purchase price of approximately $13.3 million.

ShengdaTech appointed Mr. Gary Cao as the new Marketing Director, effective as of January 13, 2010. Mr. Gary Cao has over 12 years of experience as Sales and Marketing Director for leading chemical companies in China and the Asia Pacific region including Degussa, AKZO NOBEL Chemicals, Henkel, and China Haohua Chemical industrial Group. Mr. Cao received his MBA from the University of Illinois, and a Masters Degree in Fine Chemical Engineering from the Dalian University of Technology, China.

Business Outlook

ShengdaTech expects to complete repairs and maintenances, as well as equipment and technological upgrades, at its recently acquired NPCC facility in Chaodong, Anhui Province, and to start production in the second quarter of 2010. Once this first phase is completed, the facility will have a planned annual capacity of 10,000 metric tons.

The total planned annual NPCC production capacity for 2010 is expected to reach approximately 300,000 metric tons by year end with the addition of the new lines in Zibo and the 10,000 metric tons production facility in Chaodong, Anhui Province. This will be a 20% increase as compared to the 250,000 metric tons of capacity at the end of 2009.

The Company maintains its 2010 guidance for revenue and net income from continuing operations to be in the range of $123.0 million to $126.0 million and $25.0 million to $27.0 million, respectively.

Conference Call

The Company will host a conference call, to be simultaneously web cast, on Tuesday, May 11, 2010, at 9:00 a.m. Eastern Daylight Time or 9:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing +1-877-407-8031 (North America) or +1-201-689-8031 (International), approximately 10 minutes before the call start time. A live web cast of the conference call will be available on the Company's Website at http://www.shengdatechinc.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=158174

A replay of the call will be available starting on approximately 11:00 a.m. EDT on May 11, or 11:00 p.m. Beijing Time through May 18, 2010. An archived web cast of the conference call will be available on the Company's Website athttp://www.shengdatechinc.com. Interested parties may access the replay by dialing +1-877-660-6853 (North America) or +1-201-612-7415 (International). The account number is 286 and the conference ID number for the replay is 350144.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling nano-precipitated calcium carbonate (NPCC) products. The Company converts limestone into NPCC using its proprietary and patent-protected technology. ShengdaTech is the only company possessing proprietary NPCC technology in China. NPCC products are increasingly used in tires, paper, paints, building materials, and other chemical products. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, Malaysia, India and Israel. For more information, please log on to our Web site at http://www.shengdatechinc.com ..

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, the Company's ability to meet the planned expansion schedule for its NPCC capacity, the Company's ability to identify acquisition targets, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors care in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

     Andrew Chen, Chief Financial Officer
     ShengdaTech, Inc
     Tel:   +86-21-5835-8738
     Email: andrew.chen@shengdatech.com
     Web:   http://www.shengdatechinc.com

     Kevin Theiss
     Investor Relations
     Grayling
     Tel:   +1-646-284-9409
     Email: kevin.theiss@grayling.com

- Tables Follow -

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2010	2009

Net sales	$30,226,714	$20,672,353
Cost of goods sold	17,528,919	12,185,227
Gross profit	12,697,795	8,487,126

Operating expenses:
Selling	520,053	316,808
General and administrative	1,464,693	1,257,977
Total operating expenses	1,984,746	1,574,785
Operating income	10,713,049	6,912,341

Other income (expense):
Interest income	94,477	181,129
Interest expense	(3,265,916)	(2,448,907)
Gain on extinguishment of long-term convertible notes	--	1,624,844
Other expenses, net	(3,077)	(2,257)
Other expenses, net	(3,174,516)	(645,191)

Income from continuing operations before income taxes	7,538,533	6,267,150

Income tax expense	836,272	913,348
Income from continuing operations	6,702,261	5,353,802

Discontinued operations
Loss from discontinued operations before income taxes	(56,995)	(78,162)
Income tax expense	--	--
Loss from discontinued operations	(56,995)	(78,162)
Net income	$6,645,266	$5,275,640

Basic earnings per share:
Income from continuing operations	$0.12	$0.10
Loss from discontinued operations	$(0.00)	$(0.00)
Net income per share	$0.12	$0.10
Diluted earnings per share:
Income from continuing operations	$0.12	$0.09
Loss from discontinued operations	$(0.00)	$(0.00)
Net income per share	$0.12	$0.09

Weighted-average shares outstanding:
Basic	54,202,036	54,202,036
Diluted	54,207,633	67,432,169

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash	$117,277,879	$115,978,763
Accounts receivable	5,076,968	4,600,722
Inventories	2,038,318	2,018,283
Prepaid expenses and other receivables	3,388,568	3,947,086
Income tax refund receivable	1,455,906	1,455,906
Current assets of discontinued operations	806,500	801,983
Assets held for sale	1,718,751	1,718,475
Total current assets	131,762,890	130,521,218

Property, plant and equipment, net	125,266,065	123,099,860
Land use rights	15,356,050	15,432,743
Intangible assets	263,600	280,329
Debt issuance costs	1,418,686	1,720,209
Deposit for land use rights	2,916,942	--
Total assets	$276,984,233	$271,054,359

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,829,255	$3,998,532
Accrued expenses and other payables	5,864,951	4,737,356
Payable for acquisition	--	3,803,060
Income taxes payable	1,751,820	60,573
Due to related parties	2,020,199	1,572,427
Current liabilities of discontinued operations	42,075	42,068
Total current liabilities	13,508,300	14,214,016

Long-term convertible notes	80,908,126	79,298,539
Non-current income taxes payable	1,691,599	1,598,237
Note payable to related party	--	601,631
Deferred income tax liabilities	3,300,165	4,443,810
Non-current liabilities of discontinued operations	294,755	294,708
Total liabilities	99,702,945	100,450,941

Shareholders' equity:
Preferred Stock, par value: $0.00001, authorized: 10,000,000, outstanding, nil	--	--
Common Stock, par value: $0.00001, authorized: 100,000,000 issued and outstanding: 54,202,036	542	542
Additional paid-in capital	37,132,442	37,132,442
Statutory reserves	8,455,328	8,455,328
Retained earnings	117,842,311	111,197,045
Accumulated other comprehensive income	13,850,665	13,818,061
Total shareholders' equity	177,281,288	170,603,418

Commitments and contingencies

Total liabilities and shareholders' equity	$276,984,233	$271,054,359

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2010	2009

Cash flows from operating activities:
Net income	$6,645,266	$5,275,640
Loss from discontinued operations	(56,995)	(78,162)
Income from continuing operations	6,702,261	5,353,802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,514,300	997,290
Land use rights expense	93,758	79,530
Amortization of debt issuance costs	301,523	313,185
Amortization of debt discount	1,609,587	1,283,016
Gain on extinguishment of long-term convertible notes	--	(1,624,844)
Deferred income tax assets	(1,143,679)	(140,821)
Share-based compensation expense	--	6,771
Changes in operating assets and liabilities:
Accounts receivable	(475,511)	1,016,959
Prepaid expenses and other receivables	561,349	426,092
Inventories	(19,711)	300,469
Accounts payable	62,180	(191,724)
Accrued expenses and other payables	1,126,916	730,731
Income taxes payable/refund receivable	1,784,360	(1,320,495)
Due to related parties	(154,115)	48,286
Net cash provided by operating activities	11,963,218	7,278,247
Cash flows from investing activities:
Cash paid for acquisition of Chaodong	(3,808,240)	--
Purchase of property, plant and equipment, including interest capitalized	(3,892,821)	(4,560,726)
Purchase of land use rights	(2,916,972)	--

Net cash used in investing activities	(10,618,033)	(4,560,726)
Cash flows from financing activities:
Payment to extinguish long-term convertible notes	--	(2,535,745)

Net cash used in financing activities	--	(2,535,745)
Cash flows from discontinued operations:
Net cash used in operating activities	(61,384)	(359,502)
Net cash used in investing activities	--	--
Net cash used in financing activities	--	--
Effects of exchange rate changes on cash in discontinued operations	3,482	27,352

Net cash used in discontinued operations	(57,902)	(332,150)
Effect of exchange rate changes on cash	11,833	43,203
Net increase (decrease) in cash	1,299,116	(107,171)
Cash at beginning of period	115,978,763	114,287,073
Cash at end of period	$117,277,879	$114,179,902
Non-cash investing activities:
Accounts payable for purchase of property, plant and equipment	$(232,102)	$(3,138,177)
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$193,633	$2,675,461
Cash paid for interest, net of capitalized interest	$--	$72,144